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EXHIBIT 21

List of Subsidiaries

Precision Software Services, Inc.
Intelligence Network, Inc.
Whitney Canada, Inc.
Whitney Consulting Services, Inc.
Whitney Education Group, Inc.
Whitney Internet Services, Inc.
Whitney Mortgage.com, Inc.
Whitney U.K.
Limited; Coral Aviation, Inc.
American Home Buyers Alliance, Inc.

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  EXHIBIT 21
List of Subsidiaries